Exhibit 99.1

Depomed Confirms Receipt of Unsolicited Proposal from Horizon Pharma plc

Board Previously Reviewed and Rejected Identical Highly Conditional, Unsolicited Proposal

NEWARK, Calif., July 07, 2015 — Depomed, Inc. (NASDAQ: DEPO) (“Depomed” or the “Company”) today confirmed that it has received an unsolicited, highly conditional, non-binding proposal from Horizon Pharma plc (NASDAQ: HZNP) (“Horizon”) to acquire all of the outstanding shares of Depomed in an all-stock transaction valued at $29.25 per share (the “Proposal”).

Depomed noted that Horizon’s Proposal is identical in all material respects to the Horizon proposal received by Depomed on May 27, 2015 and reiterated on June 12, 2015 (the “Prior Proposal”).  The Depomed Board, after careful consideration and in consultation with its financial and legal advisors, unanimously determined that it was not in the best interests of Depomed or its shareholders to pursue the Prior Proposal. The Board is confident that continuing to execute on its strategic plan is the best path forward for the Company and its shareholders at this time.

In making its determination with respect to the Prior Proposal, the Depomed Board considered a number of factors, including:

•                  The Prior Proposal does not reflect the inherent value of Depomed in light of the Company’s standalone prospects;

•                  Depomed is in a period of significant growth given the highly successful execution of its acquisition and commercialization strategy which has delivered tremendous value to its shareholders, with Depomed’s stock price recently reaching an all-time high of $28.16 on April 27, 2015. The Prior Proposal suggests an acquisition premium of only approximately 3.9% over such price.

•                  Depomed is expected to benefit from the NUCYNTA® franchise, which significantly increases the Company’s product revenue, cash flow, EBITDA and adjusted earnings per share in 2015 and beyond. This, together with Depomed’s other significant growth opportunities that extend well into the next decade, makes the timing of the Proposal opportunistic as a combination would transfer the future value of Depomed to Horizon at a price the Company believes does not represent the true value of its assets, business and prospects.

•                  Depomed’s financial and share price performance over the last three years speaks to the soundness of the Company’s strategy and its ability to create value for all Depomed stakeholders. In 2012, Depomed had product sales of approximately $27.5 million. In 2014, Depomed’s product sales were $114.2 million and guidance for 2015 anticipates total product sales of $310-$335 million — and this includes only three quarters of NUCYNTA sales. At the midpoint of Depomed’s 2015 estimate, the Company’s revenues will have grown at a compound annual growth rate of 127%. Depomed’s share price has increased approximately 330% over the same time period, as of the date of Depomed’s response to Horizon on June 25, 2015.

•                  The Prior Proposal further suggests that Depomed shareholders would own only approximately 27% of the combined company.  However, Depomed’s preliminary analysis shows that the Company’s contribution across various metrics such as revenue, EBITDA and unlevered free cash flow would be much greater.

The Depomed Board unanimously believes that the interests of Depomed shareholders would be best served by benefiting from 100% of the upside inherent in Depomed.

The following is the text of the letter that was sent on June 25, 2015, to Horizon’s Chairman, President and Chief Executive Officer, Timothy Walbert with respect to the Prior Proposal:

Dear Tim:

The Board of Directors (“Board”) of Depomed, Inc. (“Depomed” or the “Company”) received your letters dated May 27, 2015 and June 12, 2015 communicating an unsolicited proposal that Horizon Pharma plc (“Horizon”) acquire all of the outstanding shares of Depomed in an all-stock transaction (the “Proposal”).

The Board carefully reviewed the Proposal with the assistance of its financial advisors, Morgan Stanley & Co. LLC and Leerink Partners LLC, and its legal counsel, Baker Botts L.L.P. After deliberate and thorough consideration, it is the unanimous view of the Board that Horizon’s unsolicited proposal does not reflect the inherent value of Depomed in light of the Company’s standalone prospects, including the realization of the expected benefits from our transformational acquisition of the NUCYNTA franchise, and is not in the best interests of the Company and its shareholders.

Depomed’s Ongoing Transformation

Over the last four years, Depomed has transformed into a leading specialty pharmaceutical company focused on pain and neurology.  Unlike many of our peers in the industry, Depomed has built a portfolio of differentiated products with substantial, organic growth opportunities and lengthy patent exclusivity.  Depomed has demonstrated commercial success, significantly growing prescription demand for our products.  Further, Depomed has had unparalleled success in defending and enforcing its intellectual property rights, and in securing market exclusivity for its products that extend well into the next decade.

Since 2012, Depomed has acquired and re-launched Zipsor® (diclofenac potassium), indicated for mild to moderate pain, Lazanda® (fentanyl nasal spray CII), a nasally delivered formulation of fentanyl for the treatment of breakthrough cancer pain, and CAMBIA® (diclofenac potassium for oral solution), the only single agent in its therapeutic class approved in the U.S. for the treatment of acute migraine attacks in adults.

Building on this success, Depomed in April 2015 acquired the U.S. rights to the NUCYNTA® franchise — a transformational transaction for the Company.  The NUCYNTA franchise includes NUCYNTA ER (tapentadol) extended release tablets indicated for the management of pain, including neuropathic pain associated with diabetic peripheral neuropathy (DPN), severe enough to require daily, around-the-clock, long-term opioid treatment, NUCYNTA (tapentadol), an immediate release version of tapentadol, for management of moderate to severe acute pain in adults, and NUCYNTA (tapentadol) oral solution, an approved oral form of tapentadol that has not been commercialized.

Depomed re-launched NUCYNTA ER and NUCYNTA last week with an expanded, highly experienced pharmaceutical sales force and a focused marketing message that highlights the unique, differentiated aspects of the product. The NUCYNTA franchise is a flagship product for Depomed in the multi-billion dollar pain market. The Board is highly confident in the Company’s ability to deliver shareholder value by successfully executing its strategy for the NUCYNTA franchise and its other differentiated products.

Depomed’s financial and share price performance over the last three years speaks to the soundness of our strategy and our ability to create value for all Depomed stakeholders.  In 2012, Depomed had product sales of approximately $27.5 million.  In 2014, Depomed’s product sales were $114.2 million and guidance for 2015 is for total product sales between $310-$335 million, and this includes only three quarters of NUCYNTA sales. At the midpoint of our 2015 estimate, our product sales will have grown at a compound annual growth rate of 127%.  Depomed’s share price has increased approximately 330% over the same time period.

In summary, Depomed’s successful execution of its business plan has created a high-growth, pain-focused therapeutics company that is expected to become one of the top-five largest companies in the U.S. pain market based on revenues.  Given our broad pain product portfolio, including the recent NUCYNTA acquisition, we are poised for long-term, sustainable growth and will continue to deliver significant value to our shareholders.

Horizon’s Opportunistic Proposal Undervalues Depomed, and is Not in the Best Interest of Depomed Shareholders

Depomed’s transformation has delivered tremendous value to its shareholders, with Depomed’s stock price recently reaching an all-time high of $28.16 on April 27, 2015.  The Board notes that the Proposal suggests an acquisition premium of approximately 3.9% over such price.  Together with Depomed’s significant growth opportunities that extend well into the next decade, our Board believes the indicated value of the Proposal of $29.25 substantially undervalues Depomed and its business.

As outlined above, Depomed is expected to benefit from the NUCYNTA franchise, which significantly increases the Company’s product revenue, cash flow, EBITDA and adjusted earnings per share in 2015 and beyond.  The timing of the Proposal is opportunistic as the combination would transfer the future value of Depomed to Horizon at a price we believe does not represent the true value of our assets, business and prospects.

The Proposal further suggests that Depomed shareholders would own only 27% of the combined company.  However, Depomed’s preliminary analysis shows that our contribution across various metrics such as revenue, EBITDA and unlevered free cash flow would be much greater.  In addition, the organic growth rate for Depomed’s current product portfolio appears to far exceed that of Horizon’s current product portfolio in 2016 and beyond.

Conclusion

For the reasons stated above, the Board unanimously rejects the Proposal.  Given the highly successful execution of Depomed’s acquisition and commercialization strategy over the past several years, the Company is in a period of significant growth, and is well-positioned for future success.  Depomed has a highly experienced management team, talented and dedicated employees, a differentiated portfolio of products, a strong intellectual property position and lengthy market exclusivities for all of its products.  The Board strongly believes that an independent Depomed will create significant and sustainable, long-term value for its shareholders through the focused execution of our business plan and strategic vision.

Morgan Stanley & Co. LLC and Leerink Partners LLC are serving as financial advisors to Depomed and Baker Botts LLP is serving as legal counsel.

About Depomed

Depomed is a specialty pharmaceutical company that commercializes products for pain and neurology related disorders. Our NUCYNTA® franchise includes NUCYNTA® ER (tapentadol) extended release tablets indicated for the management of pain, including neuropathic pain associated with diabetic peripheral neuropathy (DPN), severe enough to require daily, around-the-clock, long-term opioid treatment, and NUCYNTA® (tapentadol), an immediate release version of tapentadol, for management of moderate to severe acute pain in adults.  Gralise® (gabapentin) is a once-daily treatment approved for the management of postherpetic neuralgia. CAMBIA® (diclofenac potassium for oral solution) is a non-steroidal anti-inflammatory drug indicated for acute treatment of migraine attacks with or without aura in adults (18 years of age or older). Zipsor® (diclofenac potassium) Liquid Filled Capsules is a non-steroidal anti-inflammatory drug indicated for relief of mild to moderate acute pain in adults.  Lazanda® (fentanyl) Nasal Spray is an intranasal fentanyl drug used to manage breakthrough pain in adults (18 years of age or older) who are already routinely taking other opioid pain medicines around-the-clock for cancer pain. Gralise, Nucynta ER and various partner product candidates are formulated with Depomed’s proven, proprietary Acuform® drug delivery technology.   Additional information about Depomed may be found at www.depomed.com.

Forward-Looking Statements

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995.  The statements that are not historical facts contained in this release are forward-looking statements that involve risks and uncertainties including, but not limited to, those related to Depomed’s prospects as a standalone business, Depomed’s business strategy, expectations regarding Depomed’s future financial results, and other risks detailed in the company’s Securities and Exchange Commission filings, including the company’s Annual Report on Form 10-K for the year ended December 31, 2014 and its most recent Quarterly Report on Form 10-Q.  The inclusion of forward-looking statements should not be regarded as a representation that any of the company’s plans or objectives will be achieved.  You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.  The company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Investor Contact:

August J. Moretti
Depomed, Inc.

510-744-8000
amoretti@depomed.com

Media Contact:

Joele Frank, Wilkinson Brimmer Katcher

Eric Brielmann

415-869-3950

Andy Brimmer and Averell Withers

212-355-4449